United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NAUTILUS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NAUTILUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Nautilus, Inc.:

The annual meeting of stockholders of Nautilus, Inc. (the “Company”) will be held on Thursday, May 19, 2011, at the Company’s World Headquarters, 16400 SE Nautilus Drive, Vancouver, Washington 98683, beginning at 11:00 a.m. Pacific Daylight Time, for the following purposes:

1. To elect a Board of Directors, consisting of six (6) members, to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011; and

3. To consider and act upon any other matter which may properly come before the annual meeting or any adjournment thereof.

Only stockholders who held their shares at the close of business on March 24, 2011, the record date, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please sign and promptly return the enclosed proxy card, which you may revoke at any time prior to its use. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the annual meeting in accordance with your proxy.

By Order of the Board of Directors

WAYNE M. BOLIO Senior Vice President Law, General Counsel and Secretary

Vancouver, Washington

April 11, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held On May 19, 2011:

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, and 2010 Annual Report to Stockholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement, and 2010 Annual Report to Stockholders are available at http://www.nautilus.com/proxy. In accordance with the SEC rules, the materials on the website are searchable, readable and printable, and the website does not have “cookies” or other tracking devices which identify visitors. Directions to the Company’s World Headquarters are available at http://www.nautilus.com.

2011 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NAUTILUS, INC.

16400 SE Nautilus Drive

Vancouver, Washington 98683

PROXY STATEMENT

General Information

Our Board of Directors is furnishing this proxy statement and the accompanying Annual Report to Stockholders, notice of annual meeting and proxy card in connection with its solicitation of proxies for use at our 2011 annual meeting of stockholders or any adjournment thereof. The annual meeting will be held on Thursday, May 19, 2011, beginning at 11:00 a.m., Pacific Daylight Time at the following location:

Nautilus World Headquarters

16400 SE Nautilus Drive

Vancouver, Washington 98683

Our Board of Directors has designated the two persons named on the enclosed proxy card, Edward J. Bramson and Wayne M. Bolio, to serve as proxies in connection with the annual meeting. These proxy materials and the accompanying Annual Report to Stockholders are being mailed on or about April 18, 2011 to our stockholders of record as of March 24, 2011.

Our principal executive offices are located at 16400 SE Nautilus Drive, Vancouver, Washington 98683. As used in this proxy statement, the terms “we,” “our,” “us,” “Nautilus,” and “Company” refer to Nautilus, Inc. and its subsidiaries.

Revocability of Proxies

You may revoke any proxy you execute at any time prior to its use at the annual meeting by:

•	delivering written notice of revocation to our Secretary;

•	delivering an executed proxy bearing a later date to our Secretary; or

•	attending the annual meeting and voting in person.

Record Date

Our Board of Directors has fixed the close of business on March 24, 2011 as the record date for determining which of our stockholders are entitled to notice of and to vote at the annual meeting. At the close of business on the record date, 30,744,336 shares of our common stock were outstanding.

Voting; Quorum

Each share of common stock outstanding on the record date is entitled to one vote per share at the annual meeting. Stockholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Votes Required to Approve each Proposal

If a quorum is present at the annual meeting:

(i) the six nominees for the election of directors who receive the greatest number of votes cast by the shares present and voting in person or by proxy will be elected as directors; and

(ii) the ratification of Deloitte & Touche LLP as our independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Effect of Abstentions

If you abstain from voting, your shares will be deemed present at the annual meeting for purposes of determining whether a quorum is present. Directors are elected by a plurality of the votes cast, and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting will not affect the outcome of the election of directors. Abstentions will also not affect the outcome of the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting firm.

Effect of Broker Non-Votes

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to the proposal for election of directors but will be permitted to exercise voting discretion with respect to the proposal for ratification of Deloitte & Touche, LLP as our registered independent public accounting firm. Thus, if you do not give your broker or nominee specific voting instructions, your shares will not be voted on the proposal for election of directors. Such “broker non-votes” will be counted for determining whether there is a quorum, but will not have any effect on the proposal for election of directors.

Proxy Procedure

When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the annual meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the director nominees described below, and FOR the ratification of Deloitte & Touche LLP as our registered independent public accounting firm. If other matters come before the annual meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters.

Cost of Proxy Solicitation

We do not plan to hire a proxy solicitor in connection with the annual meeting, but to the extent we choose to use proxy solicitor services, Nautilus will pay the related fees and expenses.

Procedures for Stockholder Proposals and Nominations

Under our amended and restated bylaws (“Bylaws”), nominations for Directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that we are required to include in our proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in our proxy statement.

A copy of the full text of our Bylaws may be obtained upon written request to the Company Secretary at the address provided on page 1 of this proxy statement.

Where You Can Find More Information

We file our proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”). You can inspect and obtain a copy of our proxy statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.nautilus.com, our proxy statements filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

PROPOSAL 1:

ELECTION OF DIRECTORS

According to our Bylaws, our Board of Directors (“Board”) shall be comprised of seven (7) directors, provided, however that the number may be decreased by resolution of our Board. One of our directors, Michael A. Stein, has elected to retire from our Board effective upon the convening of our 2011 annual meeting and will not stand for re-election. Accordingly, the Board has passed a resolution reducing the authorized number of our directors to six (6) effective at the time our annual meeting is convened.

At our annual meeting, our stockholders will elect a board consisting of six (6) directors to serve until our 2012 annual meeting or until their respective successors are elected and qualified. Our Board has nominated the individuals listed below to serve on our Board. All of the nominees currently are members of our Board. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, our Board may provide for a lesser number of directors or designate a substitute. If our Board designates a substitute, the proxy holders will have the discretionary authority to vote for the substitute. Proxies may not be voted for more than six nominees.

Our Board unanimously recommends that you vote FOR each of the following nominees for election as director:

Edward J. Bramson, 60, Chairman, was elected to our Board in December 2007 and became our Chief Executive Officer (“CEO”) in March 2008. In addition to his duties as our Chairman and CEO, since May of 2006, Mr. Bramson has served as the managing member of Sherborne Investors GP, LLC and Sherborne Investors Management GP, LLC (collectively, “Sherborne Investors”) and, as such, manages the investment activities of funds controlled by Sherborne Investors. Since February 2011 Mr. Bramson has served as chairman of F&C Asset Management plc, an asset management firm listed on the London Stock Exchange (“LSE”). From December 2006 to March 2010, Mr. Bramson served as chairman of Spirent Communications plc, a global communications technology company listed on the LSE, during which time he served as executive chairman from March 2007 to November 2008. Previously, Mr. Bramson served as chairman and a director of (i) Elementis plc, a global specialty chemicals company listed on the LSE, from June 2005 to April 2007; (ii) Ampex Corporation, a manufacturer of specialized data recording devices and a licensor of proprietary digital video technologies listed on the NASDAQ Stock Market from 1992 until February 2007, which filed for Chapter 11 bankruptcy protection in May 2008 and from which it emerged in September 2008, and (iii) 4imprint Group plc, a promotional products company listed on the LSE, from October 2003 to April 2005. Our Board determined that Mr. Bramson has the requisite experience and expertise to be a director of Nautilus based on his extensive experience as an executive and the ability to provide valuable insight to our Board regarding day-to-day operations of the Company. As a representative of Sherborne Investors, our largest stockholder, Mr. Bramson is positioned to inform our Board on governance issues from a stockholder perspective.

Ronald P. Badie, 68, joined our Board in August 2005. Mr. Badie is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as vice chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm’s investment banking subsidiary. Mr. Badie currently serves as a director and audit committee member of Obagi Medical Products, Inc. and Amphenol Corporation. In addition, Mr. Badie is the chairman of the compensation committee for Obagi Medical Products. Mr. Badie is a graduate of Bucknell University and received an MBA from New York University’s Stern School of Business. Our Board determined that Mr. Badie has the requisite experience and expertise to be a director of Nautilus based on his broad experience while serving as a director of several publicly-traded and privately-held companies. In addition, Mr. Badie spent many years as an investment banker and has extensive experience in structured finance and capital markets transactions.

Richard A. Horn, 63, was elected to our Board in December 2007. Mr. Horn is Chairman of the Nominating and Governance Committee and is also a member of the Audit Committee and the Compensation Committee. Mr. Horn has been a private investor since February 2002. Mr. Horn was general manager of the PetsHotel Division of PETsMART, Inc., a publicly-traded company, from April 2001 through February 2002. From January 1999 through March 2001, he was senior vice-president and general merchandise manager of PETsMART.com, Inc. and from July 1994 until December 1998, he was vice-president and general merchandise manager of PETsMART, Inc. From 1992 to 1994, Mr. Horn was chief financial officer of Weisheimer Companies, Inc. Mr. Horn was as partner at Coopers & Lybrand (now PricewaterhouseCoopers) from 1980 to 1992. Mr. Horn currently serves on the board of directors of Lucky Litter L.L.C., a privately-financed manufacturer and marketer of pet products, and as the chairman of the board of trustees of The Saint Joseph’s Hospital Foundation and trustee and treasurer of Scottsdale Artists’ School. Our Board determined that Mr. Horn has the requisite experience and expertise to be a director of Nautilus. As a former retail merchandising and direct-marketing manager, former chief financial officer and a former partner at Coopers & Lybrand, Mr. Horn brings particular expertise to our Board in the areas of direct marketing sales, consumer product merchandising, and service industries, investor relations, financial reporting, accounting and auditing for complex multinational operations.

M. Carl Johnson, III, 62, was elected to our Board on July 1, 2010. Mr. Johnson is a member of the Compensation Committee. From 2001 until his retirement on April 1, 2011, Mr. Johnson served as senior vice president and chief strategy officer of the Campbell Soup Company, where he had direct responsibility for corporate strategy, research & development, quality, corporate marketing services, licensing, and e-business. Mr. Johnson joined Campbell from Kraft Foods, where he ran three successively larger business divisions. He joined Kraft in 1992 as vice president, Strategy, for Kraft Foods, USA. In 1993, he became executive vice president, Kraft USA and general manager of Kraft’s Specialty Products Division. In 1995, he was made executive vice president of Kraft Foods, N.A. and general manager of the Meals Division. In 1997, Mr. Johnson was named president of the $2.5 billion New Meals Division when the former Meals and Enhancers Divisions were consolidated and a member of the Kraft Foods N.A. operating committee. Mr. Johnson earned his B.A. degree in government and economics from Wesleyan University, and his M.B.A. degree from the University of Chicago. Mr. Johnson serves as an advisory board member of the Agricultural Sustainability Institute, University of California, Davis. He also serves as a member of the board of directors of Avedro, Inc., a privately held pioneer in vision correction technology. Mr. Johnson is a trustee of the Adelphic Educational Fund, Wesleyan University, which grants scholarships and supports educational, literary and artistic programs. He is also a member of the steering committee of the Kilts Center for Marketing at the University of Chicago Graduate School of Business, which provides scholarships to top marketing students and helps the school steer its marketing curriculum. He also serves on the dean’s advisory board of the LeBow College of Business at Drexel University. Our Board has determined that Mr. Johnson has the requisite experience and expertise to be a director of Nautilus based on his consumer marketing expertise and strong background in corporate expansion strategy.

Craig L. McKibben, 60, was appointed to our Board on December 18, 2009, effective December 31, 2009. Mr. McKibben has, since 1989, been a managing director, partner and the chief financial officer of Sherborne Investors LP, Sherborne Investors Management LP and certain of their affiliates (“Sherborne”). Mr. McKibben served as chief financial officer of Ampex Corporation from 1992 until September 2008. Mr. McKibben also served on the board of directors of Ampex from 1992 until September 2008. Ampex formerly was a publicly-traded company. Ampex filed for Chapter 11 bankruptcy protection in May 2008, from which it emerged in September 2008, at which time Mr. McKibben resigned from his positions with the company. Our Board determined that Mr. McKibben has the requisite experience and expertise to be a director of Nautilus. As acting managing director, partner and chief financial officer of Sherborne and a former chief financial officer of a publicly-traded company, Mr. McKibben brings particular expertise to our Board in the areas of corporate finance and investor relations and is able to provide a stockholder perspective as a representative of Sherborne.

Marvin G. Siegert, 62, joined our Board in August 2005. Mr. Siegert is Chairman of the Audit Committee. Currently a private investor, Mr. Siegert was president and chief operating officer of The Pyle Group LLC, a private equity investment group, from 1996 until July 2007. Prior to The Pyle Group, Mr. Siegert spent 26 years with Rayovac Corporation, a manufacturer of batteries and lighting products, where he held various positions, with his most recent position as senior vice president and chief financial officer. Currently, Mr. Siegert serves as audit committee chairman on the board of directors of Great Lakes Educational Loan Services, Inc., a privately-held student loan servicing company, and is a member of the board of directors of Hy Cite Corporation, a privately-held direct sales marketing company. Mr. Siegert graduated from the University of Wisconsin, Whitewater with a degree in accounting and holds a master’s degree in management from the University of Wisconsin, Madison. Our Board determined that Mr. Siegert has the requisite experience and expertise to be a director of Nautilus. As a former president and chief operating officer of a private equity investment group and former chief financial officer of a privately-held global consumer products company, Mr. Siegert brings a particular expertise to our Board in the areas of consumer products, investor relations and financial strategies.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of Nautilus.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board oversees our overall performance on behalf of our stockholders. Members of our Board stay informed of our business through discussions with our Chief Executive Officer and other members of our executive team, by reviewing materials provided to them, and by participating in regularly scheduled Board and committee meetings.

Corporate Governance

Our Board is elected by our stockholders to govern our business and affairs. Our Board selects our senior management team, which is charged with conducting our business. Having selected our senior management team, our Board acts as an advisor to senior management and monitors their performance. Our Board reviews our strategies, financial objectives and operating plans. It also plans for management succession of our Chief Executive Officer, as well as other senior management positions, and oversees our compliance efforts.

Our Board has determined that each of Ronald P. Badie, Richard A. Horn, M. Carl Johnson, III, Marvin G. Siegert and Michael A. Stein qualify as an “independent director” under our Corporate Governance Guidelines (available on our website at www.nautilusinc.com), Section 303A.02 of the Listed Company Manual of the New York Stock Exchange, and applicable rules of the SEC, and that each such person is free of any relationship that would interfere with the individual exercise of independent judgment. Our Board has further determined that each member of the three committees of our Board meets the independence requirements applicable to those committees prescribed by the Listed Company Manual and the SEC, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence. Our Board considered Mr. Siegert’s independence in light of his position as an independent member of the board of directors of Hy Cite Corporation, and concluded that his qualification as an independent director of Nautilus is not compromised by such position. Hy Cite provides third-party consumer credit financing to certain Nautilus customers whose credit applications have been declined our primary third-party consumer credit financing provider.

Our Board met eight times in 2010 and all of our directors attended at least 75% of the meetings of our Board and of the meetings held by the committee(s) on which they served. Currently, we do not have a policy requiring our board members’ attendance at the annual meetings of our stockholders. One board member attended our 2010 annual stockholders meeting.

Transactions with Related Persons

Our Board recognizes that “transactions” with a “related person” (as such terms are defined in Item 404 of Regulation S-K) present a heightened risk of conflict of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a policy which shall be followed in connection with all related person transactions. Specifically, this policy addresses our procedures for the review, approval and ratification of all related person transactions.

Our Board has determined that its Audit Committee is best suited to review and approve related person transactions. Accordingly, any related person transactions recommended by management shall be presented to the Audit Committee for approval at a regularly scheduled meeting of the Audit Committee. Any related person transaction shall be consummated or shall continue only if the Audit Committee approves the transaction, the disinterested members of our Board approve the transaction, or the transaction involves compensation approved by the Compensation Committee of the Board.

Our largest stockholder, Sherborne Investors LP and certain of its affiliates (collectively, “Sherborne”) undertook a successful action to replace four of our Board members with Sherborne nominees in a December 2007 special meeting of stockholders. In May 2008 stockholders approved the reimbursement of up to $0.6 million of expenses incurred by Sherborne in connection with the stockholder action. Payment requires the approval of the disinterested members of our Board and is not anticipated until some time after we return to profitability. Sherborne is controlled by Edward J. Bramson, our Chairman and Chief Executive Officer, and Craig L. McKibben, a member of our Board.

In February 2009 the disinterested members of our Board approved a separate agreement with Sherborne Investors Management (“Sherborne Investors”) under which we are obligated to reimburse Sherborne Investors $20,000 per month for the use of Sherborne’s New York office space and administrative, information technology and communications services to support our Chief Executive Officer.

On September 3, 2010, the disinterested members of our Board approved a Note Purchase Agreement (the “Purchase Agreement”) by and among the Company and certain entities affiliated with Sherborne (the “Purchasers”).

Pursuant to the Purchase Agreement, Nautilus issued to the Purchasers $6,096,996.21 in aggregate principal amount at maturity of its Increasing Rate Senior Discount Notes Due December 31, 2012 (the “Notes”). The Notes have an original principal amount totaling $5,000,000 and mature on December 31, 2012. The then outstanding principal amount of the Notes accretes value at rates equal to (i) 2.5% per annum from September 3, 2010 through February 28, 2011; (ii) 6.0% per annum from March 1, 2011 through August 31, 2011; (iii) 9.5% per annum from September 1, 2011 through February 29, 2012; (iv) 13.0% per annum from March 1, 2012 through August 31, 2012; and (v) 14.5% per annum thereafter. Nautilus received gross proceeds from the sale of the Notes of $5,000,000. The proceeds will be used for working capital and general corporate purposes. If all the Notes are paid at maturity, the effective rate of interest is 8.7% per annum. At a meeting of the Company’s Board held on September 2, 2010, we granted a waiver of a provision of our Code of Business Conduct and Ethics to the extent that Mr. Bramson’s control of and interest in the Purchasers of the Notes may constitute a “conflict of interest” within the meaning of our Code of Business Conduct and Ethics.

Committees of the Board

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee is governed by a written charter that may be amended by our Board at any time. The full text of each committee charter and our Corporate Governance Guidelines are available on our website located at www.nautilusinc.com or in print to any interested party who requests it. Requests should be sent to the Company Secretary at the address provided on page 1 of this proxy statement.

The Audit Committee

The Audit Committee is established in accordance with section 3(a)(58)(A) of the Exchange Act and represents and assists our Board in fulfilling its oversight responsibility relating to (i) the integrity of our financial statements and other financial information furnished by Nautilus, (ii) our compliance with legal and regulatory requirements, (iii) our system of internal accounting and financial controls, (iv) our registered independent public accounting firm’s qualifications, performance, compensation and independence, (v) the performance of our internal audit function, and (vi) compliance with our code of business conduct and ethics.

In fulfilling the duties outlined in its charter, the Audit Committee, among other things, shall:

•	have the sole authority and responsibility to select, evaluate and, where appropriate, replace our registered independent public accounting firm;

•

review and discuss with management and our registered independent public accounting firm, prior to release to the general public and legal and regulatory agencies, our annual audited financial statements and quarterly financial statements, including disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and matters required to be reviewed under applicable legal, regulatory or public company exchange listing requirements;

•

discuss polices developed by management and our Board with respect to risk assessment and risk management and steps management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls;

•	review the responsibilities, functions and performance of our internal audit function, including internal audit’s charter, plans and budget and the scope and results of internal audits;

•

review management’s report on internal control over financial reporting and discuss with management and the registered independent public accounting firm any significant deficiencies or material weaknesses in the design or operation of our internal controls; and

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing matters or violations of our code of conduct.

As of the date of this proxy statement, the Audit Committee consists of three independent directors, Marvin G. Siegert (Chairman), Richard A. Horn and Michael A. Stein. Mr. Siegert has served as Chairman of the committee since May 2007. Mr. Horn and Mr. Stein were appointed to the Committee in December 2007. Mr. Stein has elected to retire from our Board effective upon the convening of our 2011 annual meeting and will not stand for re-election.

Each current member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the New York Stock Exchange (NYSE) relating to audit committees. Our Board has determined that all the members of its Audit Committee qualify as “audit committee financial experts” under the regulations of the SEC. Although all members of the Audit

Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and our Board has determined that each of them qualifies as an “audit committee financial expert,” members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting. The Audit Committee met six times during 2010.

A copy of the full text of the Audit Committee Charter can be found on our website at www.nautilusinc.com.

The Compensation Committee

The Compensation Committee is responsible for overseeing the Company’s compensation of employees, including equity-based plans, and employee benefit plans and practices, including the compensation and benefits of our executive officers. The Compensation Committee also administers our 2005 Long-Term Incentive Plan.

In fulfilling the duties outlined in its charter, the Compensation Committee, among other things, shall:

•

review periodically our executive compensation plans in light of the Company’s goals and objectives with respect to such plans and, if the committee deems appropriate, adopt, or recommend to our Board the adoption of, new, or the amendment of existing, executive compensation plans;

•

evaluate annually the performance of our Chief Executive Officer (“CEO”) and, with our CEO’s participation and input, that of our other executive officers in light of the goals and objectives of our executive compensation plans. Based on this evaluation, the Compensation Committee shall determine and approve the CEO’s and, with the CEO’s participation and input, the compensation levels of our other executive officers;

•	approve any equity compensation awarded to any of our executive officers, subject to the requirements of the applicable compensation plans; and

•

with respect to SEC reporting requirements, review and discuss with management our compensation discussion and analysis, and oversee the preparation of, and approve, the Compensation Committee’s report on executive compensation to be included in our proxy statement.

The Compensation Committee may not delegate any power or authority required by any law, regulation or listing standard to be exercised by the committee. The Compensation Committee met six times during 2010.

A copy of the full text of the Compensation Committee Charter can be found on our website at www.nautilusinc.com.

Compensation Committee Interlocks and Insider Participation

As of the date of this proxy statement, the Compensation Committee is comprised of four independent directors, Michael A. Stein (Chairman), Ronald P. Badie, Richard A. Horn and M. Carl Johnson, III, each of whom served on the committee during 2010. Messrs. Stein, Horn and Badie were appointed to the committee on December 31, 2007 and Mr. Stein was named the committee’s Chairman on that date. Mr. Stein has elected to retire from our Board effective upon the convening of our 2011 annual meeting and will not stand for re-election.

Mr. Johnson was appointed to the Compensation Committee on July 1, 2010. None of the members of the committee have a relationship with Nautilus, other than as directors and stockholders. No member of the Compensation Committee is or was formerly an officer or an employee of Nautilus. None of our executive officers served, during the year ended December 31, 2010, as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of the Compensation Committee or Board of Directors of Nautilus.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the membership and function of the Board, and the development and review of corporate governance guidelines.

In fulfilling the duties outlined in its charter, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to become members of our Board and to select director nominees to be presented for stockholder approval at our annual stockholders meeting;

•	review our Board’s committee structure and recommend to the Board for its approval directors to serve as members of each committee;

•	develop and recommend to our Board for its approval a set of corporate governance guidelines;

•	develop and recommend to our Board for its approval an annual self-evaluation process of the Board and its committees; and

•	review on an annual basis director compensation and benefits.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by stockholders. Stockholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Nominating and Corporate Governance Committee, Attention: Chairman, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, WA 98683. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration given to nominations made by the committee.

Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board of Directors, the Nominating and Corporate Governance Committee considers a candidate’s quality of experience, the needs of the Company and the range of talent and experience represented on its Board. In evaluating particular candidates, the committee will review the nominee’s personal and professional integrity, judgment, experience, and ability to serve the long-term interest of the stockholders. The committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities. The committee also considers matters of diversity, including gender, race and national origin, education, professional experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, both the Board and the committee believe that it is essential that Board members represent a diverse range of experience, expertise and viewpoints.

As of the date of this proxy statement, the Nominating and Corporate Governance Committee is comprised of three independent directors, Richard A. Horn (Chairman), Ronald P. Badie and Michael A. Stein. Messrs. Horn and Stein were appointed to the committee and Mr. Horn was named the committee’s Chairman on December 31, 2007. Mr. Stein has elected to retire from our Board effective upon the convening of our 2011 annual meeting and will not stand for re-election. The Nominating and Corporate Governance Committee met three times during 2010.

A full copy of the Nominating and Corporate Governance Committee Charter can be found on our website at www.nautilusinc.com.

Communications with Directors

All interested parties may send correspondence to our Board of Directors or to any individual director at the following address: Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Your communications should indicate that you are a stockholder of Nautilus. Depending on the subject matter, we will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual director.

Code of Business Conduct and Ethics

We have adopted the Nautilus, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all of our directors, officers and employees. You can view the Code of Ethics on our website at www.nautilusinc.com. A copy of the Code of Ethics will be provided in print without charge to all interested parties who submit a request in writing to Corporate Communications, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Board Leadership Structure

At this time, our Board believes that combining the Chairman and CEO role is most effective for the Company’s leadership and governance. Having one person as our Chairman and CEO provides unified leadership and direction and strengthens the ability of our CEO to develop and implement strategic initiatives and respond efficiently in various situations. Our Board also believes the combination of the Chairman and CEO positions is appropriate in light of the independent oversight that our Board provides. Nautilus has a Lead Independent Director, currently Mr. Badie, who: presides over executive sessions of independent directors; serves as a liaison between the Chairman and independent directors; consults with the Chairman and CEO regarding information sent to directors; reviews meeting agendas and schedules; may call meetings of independent directors; and, if asked by major stockholders, would be available for direct communication if appropriate. In addition to the Lead Independent Director, our Board has a majority of independent directors. Four out of the six director nominees are independent. The Audit, Compensation, and Nominating and Corporate Governance Committees each are composed solely of independent directors.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management team, our Board is responsible for overall supervision of risk management efforts as they relate to the key business risks we face. Management identifies, assesses, and manages the risks most critical to our operations and routinely advises our Board regarding those matters. Areas of material risk may include operational, financial, legal and regulatory, human capital, information technology and security, and strategic and reputational risks. Our Board’s role in risk oversight is consistent with our leadership structure, with senior management having responsibility for assessing and managing risk exposure, and our Board and its Committees providing oversight as necessary in connection with those efforts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written representations from our executive officers, directors and 10% stockholders, we believe that all Section 16(a) filing requirements applicable to Nautilus were timely made with respect to the year ended December 31, 2010, with the exception of one late filing by Ryan A. Neal, Vice President, General Manager Retail, with respect to one transaction.

STOCK OWNERSHIP

BENEFICIAL OWNERS OF NAUTILUS STOCK

The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock, as of February 28, 2011, by: 1) each director and director nominee; 2) each of the named executive officers included in the Summary Compensation Table; 3) all persons that we know are beneficial owners of more than 5% of our common stock; and 4) all directors and executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to all shares beneficially owned.

	Total Shares Beneficially Owned		Shares Covered by Options(2)	Percentage Beneficially Owned(1)
Name and Address of Beneficial Owner
Sherborne Investors GP, LLC 135 East 57th Street New York, NY 10022	9,981,449	(3)	—	32.43
Dimensional Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,539,550	(4)	—	5.01

Current Non-Employee Directors
Ronald P. Badie, Director	37,500		30,000	*
Richard A. Horn, Director	15,000		15,000	*
M. Carl Johnson, III, Director	5,000		—	*
Craig L. McKibben, Director	—		—	*
Marvin G. Siegert, Director	33,000	(5)	30,000	*
Michael A. Stein, Director(6)	15,000		15,000	*

Current Employee Director
Edward J. Bramson, Chairman of the Board of Directors and Chief Executive Officer	9,981,449	(7)	—	32.43

Current Named Executive Officers
Kenneth L. Fish, Chief Financial Officer	212,467		74,252	*
Wayne M. Bolio, Senior Vice President, Law and General Counsel	127,384		111,584	*
William B. McMahon, Senior Vice President, Consumer Business	27,806		25,546	*
Ryan A. Neal, Vice President, General Manager Retail	12,584		5,584	*

Current Directors and Executive Officers as a Group (12 persons)	10,526,458		360,384	34.24

*	Less than 1%.
(1)	Percentages have been calculated based on 30,744,336 shares of our common stock issued and outstanding at February 28, 2011. Shares which the person or group has the right to acquire within 60 days after February 28, 2011, are deemed to be outstanding in calculating the percentage ownership of the person or group, but are not deemed to be outstanding as to any other person or group.
(2)	Includes currently exercisable options and options exercisable within 60 days after February 28, 2011.
(3)	Information based on Schedule 13D jointly filed on September 8, 2010 by Sherborne Investors LP; Sherborne Investors GP, LLC; Sherborne Investors Management LP, Sherborne Investors Management GP, LLC, Sherborne Strategic Fund A, LLC, Sherborne Strategic Fund B, LLC, Nottingham Investors LLC and Edward J. Bramson. All such entities disclosed shared voting power as to 9,981,449 shares and shared dispositive power as to 9,981,449 shares, other than Sherborne Strategic Fund A, LLC, which disclosed sole voting and dispositive power with respect to 853,192 shares and no shared voting or dispositive power over any shares, Sherborne Strategic Fund B, LLC, which disclosed sole voting and dispositive power with respect to 1,279,634 shares and no shared voting or dispositive power over any shares, and Nottingham Investors LLC, which disclosed sole voting and dispositive power with respect to 7,848,623 shares and no shared voting or dispositive power over any shares.
(4)	Information based on a Schedule 13G filed by Dimensional Fund Advisors, LP, on February 11, 2011, disclosing sole power to vote or to direct vote as to 1,493,011 shares and sole power to dispose or to direct the disposition as to 1,539,550 shares.
(5)	Includes 3,000 shares held by the Siegert Trust, of which Marvin G. Siegert is a trustee.
(6)	Mr. Stein has elected to retire from our Board effective upon the convening of our 2011 annual meeting and will not stand for re-election.
(7)	Mr. Bramson, as the managing member of each of Sherborne Investors GP and Sherborne Management GP, is the indirect beneficial owner of and has the sole indirect power to vote or dispose of 9,981,449 shares owned by Sherborne Investors LP; Sherborne Investors GP, LLC; Sherborne Investors Management LP; Sherborne Investors Management GP, LLC; Sherborne Strategic Fund A, LLC; Sherborne Strategic Fund B, LLC; and Nottingham Investors LLC. Mr. Bramson disclaims beneficial ownership of such shares.

EXECUTIVE OFFICERS

The following table identifies our current executive officers as of the date of this proxy statement, the positions they hold and the year in which they began serving as officers of Nautilus. Our Board elects all of our executive officers, who hold office until their respective successors are elected and qualified.

Name	Age	Current Position(s) with Nautilus	Officer Since
Edward J. Bramson	60	Chairman and Chief Executive Officer	2007
Kenneth L. Fish	56	Chief Financial Officer	2007
Wayne M. Bolio	54	Senior Vice President, Law and General Counsel	2003
Caroline J. Howe	48	Vice President, Marketing	2009
Deborah H. Marsh	52	Senior Vice President, Human Resources	2007
William B. McMahon	46	Senior Vice President, Consumer Business	2009
Ryan A. Neal	45	Vice President, General Manager Retail	2009

For information on Edward J. Bramson’s business background, see “Nominees” under “Election of Directors” above.

Kenneth L. Fish was appointed Chief Financial Officer in November 2008, having previously served as Chief Administrative Officer and Vice President/General Manager Commercial Business since April 2008. Mr. Fish joined Nautilus in 2005, initially serving as Vice President, Financial Analysis; then Vice President and Corporate Controller; Vice President, Global Finance; and, in December 2007, was promoted to the position of Senior Vice President/General Manager Strength Business. He brings more than 25 years of senior level finance and operations experience, including Vice President, Finance for Vestas Wind Systems from 2003 to 2005, a manufacturer of equipment for the production of wind generated electricity, and various financial positions including Asia-Pacific Finance Director for NACCO Materials Handling Group from 1977 to 2002. Mr. Fish has a business administration degree from Oregon State University, and was certified as a management accountant.

Wayne M. Bolio was promoted to Senior Vice President, Law in January of 2006 and was named General Counsel in April 2008. Mr. Bolio joined Nautilus in June 2003 as Vice President, Human Resources. He was appointed Senior Vice President, Human Resources in March 2004. From 1997 to 2002 he served as the chief human resources officer for Consolidated Freightways, a major transportation company, and most recently held the position of Vice President of Human Resources and Assistant General Counsel. Prior to that, he was employed by Southern Pacific Transportation Company as Assistant General Counsel with responsibility for labor relations, human resources, and employment law matters. Mr. Bolio received a B.A. from the University of California at Berkeley and a J.D. from UCLA.

Caroline J. Howe was appointed as Vice President, Marketing in January 2009, where she is responsible for marketing activities for the consumer business including both direct and retail channels. Ms. Howe joined Nautilus in December 2007 as General Manager, Senior Vice President Cardio. Ms. Howe brings more than 20 years of brand and business management experience. From 2006 to 2007, Ms. Howe worked for American Sporting Goods Corporation where she led the reinvention of Ryka, a twenty year old women’s footwear and apparel brand. From 2004 to 2006, she was Global Brand Director of Sports Drinks for the Coca Cola Company. Prior to that, Ms. Howe served as General Manager of Memories for Hallmark Cards, Inc., and served over 10 years at Nike, Inc. including as Global Brand Director for Women’s Fitness. She has an economics degree from Pomona College in Claremont, California.

Deborah H. Marsh joined Nautilus in March 2007 as Senior Vice President, Human Resources, where she is responsible for personnel management, human resources systems, compensation and benefits. Ms. Marsh has 20 years of human resources experience from high tech, forest products, manufacturing and the public sector. Previously, she was the senior Human Resources Executive for TriQuint Semiconductor, from 2002 to 2007, and senior consultant for Arthur Andersen Human Capital Services and KPMG Compensation and Benefits practice from 1998 to 2002. She serves as faculty for WorldatWork. Ms. Marsh is a Certified Employee Benefits Specialist, Certified Compensation Professional and Certified Benefits Professional. She has a masters degree in Community/Clinical Psychology, from Pepperdine University, and a bachelor of arts degree from California State University Los Angeles.

William B. McMahon was appointed to Senior Vice President, Consumer Business in November 2009. In this role he is responsible for leading the marketing, sales, and operations teams for the consumer business. He joined Nautilus in October 2005 and has held a number of leadership roles, most recently Vice President and General Manager for our Direct Business. Before joining Nautilus, Mr. McMahon held several executive positions with the Readers Digest Association from 1989 through 1995, including Chief Operating Officer of gifts.com, an e-commerce portal; Director of Information Technology; Vice President, Operations of Good Catalog, a luxury home products and electronics catalog; and Director of US Operations for QSP Inc., the largest school fundraising program in North America. He previously spent over a decade with the United States Navy nuclear submarine force, where he oversaw reactor plant operations. Mr. McMahon is a graduate of the US Naval Nuclear Engineering program.

Ryan A. Neal joined Nautilus in May 2009 as Vice President, General Manager Retail, where he is responsible for leading the retail business team. Mr. Neal has over 20 years of leadership experience in the sporting goods/home leisure industries, most recently as the Senior Vice President, Sales for Aero Products International in Chicago, Illinois from 2007 to 2009. From 1998 to 2007, he held various executive and senior leadership positions with the W.C. Bradley Company; including serving as Vice President of Business Development for Zebco division, and Vice President, Business Unit Manager for the Char-Broil Parts and Accessories division. Mr. Neal earned his undergraduate degree from Indiana University in Indianapolis, Indiana.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

April 6, 2011

The Compensation Committee of the Board of Directors (the “Committee”) oversees the Company’s compensation programs on behalf of the Board of Directors.

The Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, in connection with the Company’s 2011 Annual Meeting of Stockholders, which will be filed with the Securities and Exchange Commission.

Respectfully submitted,

Michael A. Stein, Chairman

Ronald P. Badie

Richard A. Horn

M. Carl Johnson, III

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION and ANALYSIS

In this section of the proxy statement we identify the material elements of our compensation programs for all of our executive officers, including an overview of our executive compensation philosophy and the processes and methodology we use in making executive pay decisions. We also provide detailed information regarding compensation paid to each Named Executive Officer (“NEO”). NEOs are the Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers of Nautilus, including salary, bonus, stock awards, option awards and all other compensation. Our NEOs are as follows:

Name	Position
Edward J. Bramson(1)	Chief Executive Officer and Chairman of the Board
Kenneth L. Fish	Chief Financial Officer
Wayne M. Bolio	Senior Vice President, Law and General Counsel
William B. McMahon	Senior Vice President, Consumer Business
Ryan A. Neal	Vice President, General Manager Retail

(1)	Mr. Bramson has declined to receive compensation directly from Nautilus. See “Chief Executive Officer Compensation” herein.

Executive Summary

Overview

In early 2008 we implemented considerable revisions to our executive compensation programs with the goal of improving our financial performance and supporting our financial turnaround strategy. These changes included an increase in the targeted ratio of variable compensation to total compensation and revisions to the short-term incentive program. These programs remained in effect during 2009 and 2010 as turnaround activities continued.

The Committee has established a desired competitive position for target total cash compensation levels in the 50th to 75th percentile range of the peer group. Individual levels within this range are based on experience, performance and potential.

The executive compensation program is comprised of three primary elements in support of these objectives:

•	A base salary that is intended to provide a market competitive base level of compensation.

•

A highly variable short-term incentive program that rewards the achievement of explicit, measurable, company financial objectives in the areas of profitability, inventory control and accounts receivable, as well as individual achievement of short- and long-term business objectives.

•

An equity based long-term incentive program that, for 2010, included a mix of time-based vesting stock option awards and performance share unit awards that vest upon the achievement of pre-established stock price targets.

Our Chief Executive Officer has elected not to receive any salary, benefits or incentives directly from Nautilus. Our executive officers are eligible to participate in our employee benefits programs on the same terms as our eligible non-executive employees. Nautilus does not provide any executive perquisites. Unexercised stock options held by our executive officers expire 90 days following termination, which same terms apply to our non-executive employees.

Nautilus has employment contracts with Messrs. Bolio, Fish, McMahon and Neal that provide for the payment of six months of base salary upon termination of employment under certain circumstances. Nautilus completed a post-employment agreement with Mr. McMahon, his first such agreement with the Company, on March 30, 2011.

2010 Compensation Decisions

In 2010 the Committee approved the following with respect to the compensation for our NEOs:

•

Revised the peer group used to benchmark executive compensation levels to consist of companies with annual revenues more closely resembling Nautilus’ annual revenues following the divestiture of its commercial business.

•

Maintained NEO 2010 base salaries at the 2009 levels in support of our overall objective of managing fixed costs to achieve profitability. Base salaries of our NEOs generally are below the peer group’s 50th percentile.

•

Approved payments under the short-term incentive plan which in total ranged from 27% to 46% of each NEO’s annualized 2010 target award opportunity, mostly arising from certain company goal achievement levels attained in the third and fourth quarters.

•

Approved equity awards to our NEOs following a study by the Committee’s independent executive compensation consultant indicating that total direct compensation (defined as base salary plus target annual bonus award opportunity plus the grant date value of equity compensation) was below the peer group’s 50th percentile. The Company granted a mix of time-based vesting stock options (representing approximately 1/3 of the grant date value of the equity award) and performance share unit awards (representing approximately 2/3 of the grant date value of the equity award). Performance share unit awards vest only if our stock price trades at two times the grant date price of $2.99 per share for 20 of 30 consecutive days during the three-year period commencing on the grant date.

•	Approved a stock option award of 35,000 shares granted to Mr. McMahon in connection with his November 2009 promotion to Senior Vice President, Consumer Business.

Overall, the Committee believes that the executive compensation program and specific actions taken in 2010 are consistent with and reflect our pay-for-performance orientation, executive retention objectives and company performance in what continues to be a challenging business environment.

Governance of the Company’s Executive Compensation Program

The Committee has overall responsibility for the evaluation, approval and oversight of our compensation plans, policies and programs and the total direct compensation of our executive officers.

The Committee has sole responsibility for determining our Chief Executive Officer’s compensation and for reviewing it with our Board. Our Chief Executive Officer provides recommendations to the Committee on compensation matters for our other executive officers. The Committee seeks input from an independent consultant who advises the Committee regarding executive compensation matters.

The Committee has engaged Compensia to serve as its independent compensation consultant. Compensia assists the Committee in reviewing our compensation practices and provides advice to the Committee regarding compensation of our executive officers. Neither Compensia nor any of its employees earns fees from the Company or any of its executive officers or directors, other than for providing executive compensation consulting services to the Committee, and neither Compensia nor any of its employees own any shares of Nautilus stock. Compensia was chosen solely by the Committee, all of their fees are for services provided to and at the request of Committee, and the Committee has complete and sole discretion as to their hiring, continued service or termination.

Compensia reports directly to the Committee and supports the Committee by:

•	Providing information on executive compensation best practices and current trends;

•	Reviewing compensation guiding principles and recommending assessment methodologies;

•	Conducting detailed executive compensation assessments and providing preliminary recommendations for executive compensation adjustments; and

•	Providing conceptual guidance and design advice on short-term and long-term incentive programs.

Compensation Philosophy

Our executive compensation program is designed with two primary objectives in mind:

1)	Attracting, retaining and motivating executives critical to our financial turnaround and future success; and

2)	Rewarding executives for meeting ambitious financial, operational and individual performance goals and taking effective actions which are expected to increase stockholder value over time.

Consistent with these objectives, we offer our executive officers a mix of base salary, short-term incentive compensation, long-term equity based incentives, health and welfare benefits and employment contracts. While we do not target a specific percentage allocation for base salary, short-term incentive compensation or long-term incentives (as a percent of total direct compensation), we operate under the general philosophy of targeting a total direct compensation opportunity that is competitive within our market for executive talent. Relative to our peer group, we believe that we generally target a greater percentage of the executives’ total direct compensation opportunity as variable compensation. We do not believe the elements of our compensation program are structured so as to encourage excessive risk taking by any of our executives, but are part of an overall compensation and management philosophy designed to increase stockholder value over time.

Peer group data is used to compare our compensation program for executive officers with that of executives in comparable roles at peer group companies. Due to the divestiture of our commercial business and resultant reduction in annual revenue, Compensia identified a group of smaller consumer products companies than we used in 2009 for benchmarking purposes.

Although a comprehensive compensation review was not conducted in 2010, Compensia conducted a benchmark equity compensation analysis for the purpose of determining equity grants.

Based upon the selection criteria, which targeted high-end consumer products companies with annual revenues similar to Nautilus, the following companies were chosen for our peer group:

Bassett Furniture Industry, Inc. (BSET)	Golfsmith International Holdings, Inc. (GOLF)
Cobra Electronics Corp. (COBR)	iRobot Corp. (IRBT)
Cross (A.T.) Co. (ATX)	Johnson Outdoors Inc. (JOUT)
Cybex International, Inc. (CYBI)	Movado Group, Inc (MOV)
Escalade, Inc. (ESCA)	Smith & Wesson Holding Corp. (SWHC)
Flexsteel Industries, Inc. (FLXS)	Sturm Ruger & Co. Inc. (RGR)

Peer group data for aforementioned companies is supplemented by data from published relevant compensation surveys, providing additional market-based analytical data for corporate executive pay at companies similar in industry, annual revenues or other relevant metrics.

The Committee has established a desired competitive position for target total cash compensation levels in the 50th to 75th percentile range of our peer group. Individual levels within this range are also affected by the executive’s experience, performance and potential, as assessed by our Chief Executive Officer and the Committee.

Chief Executive Officer Compensation

Mr. Bramson, our Chief Executive Officer and Chairman of the Board, has elected not to take any salary, benefits or incentives from the Company. As a partner of Sherborne Investors Management LP, a significant stockholder of Nautilus, Mr. Bramson hopes to realize substantial economic benefit in the form of appreciation in the value of Nautilus stock owned by Sherborne Investors Management LP.

Nautilus pays $20,000 per month to Sherborne Investors Management LP for the use of New York office space and administrative, information technology and communications services to support Mr. Bramson in his role as our Chief Executive Officer. We also reimburse Mr. Bramson for customary travel and other business expenses incurred while conducting company business.

Base Salaries of Executives Other Than the Chief Executive Officer

Base salaries of our executive officers, other than Mr. Bramson, are intended to attract and retain executives (as part of the total compensation package) by providing a competitive base level of compensation. Base salaries are typically considered by the Committee on an annual basis, as well as in connection with the hiring of a new executive from outside the company, a promotion or other changes in an incumbent executive’s job responsibilities. Base salaries of executive officers are determined by evaluating the responsibilities of the position, the experience and performance of the individual, and by reference to the competitive marketplace median for corporate executives in comparable positions (similarity in scope, duties and responsibilities).

Although a comprehensive compensation review was not conducted in 2010, in March 2010 Compensia conducted a benchmark equity compensation analysis for the purpose of determining equity grants. At this time, Compensia presented an executive compensation analysis, summarizing the current position of our executive officers, noting base salaries generally below our peer group’s 50th percentile and target total cash compensation averaging near our peer group’s 65th percentile. In view of business and market conditions at that time, the Committee decided not to make any changes to executive officer base salaries and target total cash compensation levels.

Short-Term Incentive Program for Executives Other Than the Chief Executive Officer

Our short-term incentive program for executive officers, other than Mr. Bramson, is designed to reward accomplishment of strategic, financial and individual goals. Achievement relative to measurable, pre-determined company goals provides the basis of the program. Individual goals are also established, the achievement of which further impacts the amount of potential short-term incentive.

The program focuses on specific short-term objectives to improve our financial performance and accelerate turnaround efforts, with quarterly measurements and payments. Individual bonus targets reflect our emphasis on leveraging variable pay upon achievement of ambitious performance objectives.

The calculation for determining an individual’s quarterly incentive amount earned is a product of: 1) the individual’s quarterly eligible wages; 2) the individual’s target bonus percentage; 3) the weighting of each company performance factor; and 4) the degree to which each company performance factor is actually achieved. The calculation is performed for each company performance factor. The company performance amounts are then totaled and multiplied by the individual’s goal achievement percentage. Company and individual performance objectives are tied directly to the quarterly business plan. While achievability was reasonably uncertain at the time the performance criteria were established, the performance targets were generally set such that the business plan results must be surpassed in order to achieve a payout at or above the target level.

Individual Bonus Targets for our NEOs ranged from 50% to 100% of quarterly eligible wages, as follows:

Individual Bonus Target (% of eligible wages)
Edward J. Bramson(1)	N/A
Kenneth L. Fish	100%
Wayne M. Bolio	50%
William B. McMahon	100%
Ryan A. Neal	100%

(1)	Mr. Bramson has elected not to take any compensation directly from Nautilus. See “Chief Executive Officer Compensation” herein.

Company Performance Criteria are determined on a calendar quarter basis. Each company performance factor is assigned a weighting.

The 2010 quarterly performance criteria and specific weightings were:

	Company Performance Criteria Weighting
	Operating Income/(Loss)	EBITDA(1)	Inventory	Accounts Receivable
First Quarter	80%	—	10%	10%
Second Quarter	—	80%	10%	10%
Third Quarter	—	70%	20%	10%
Fourth Quarter	80%	—	10%	10%

(1)	EBITDA is defined as “earnings before interest, taxes, depreciation and amortization.”

Thresholds, Targets and Maximums Payout under the plan in 2010 could have ranged from 0% to 150% of target, based on achievement of company performance criteria, subject to a specified minimum performance threshold required to earn any incentive under the plan, as follows:

First Quarter 2010	Potential Achievement Ranges
	Operating Income/(Loss)	Inventory	Accounts Receivable
Threshold	10%	10%	10%
Target	100%	100%	100%
Maximum	150%	150%	150%

Second and Third Quarters 2010	Potential Achievement Ranges
	EBITDA	Inventory	Accounts Receivable
Threshold	10%	10%	10%
Target	100%	100%	100%
Maximum	150%	150%	150%

Fourth Quarter 2010	Potential Achievement Ranges
	Operating Income/(Loss)	Inventory	Accounts Receivable
Threshold	50%	10%	10%
Target	100%	100%	100%
Maximum	150%	150%	150%

Individual Performance Criteria In addition to company performance criteria, individual performance objectives were established for each executive in the form of formal written goals. Specific actions included, but were not limited to, revenue targets, expense reduction targets, accounts receivable and inventory reduction amounts, new borrowing arrangements and terms, cash position, specific product development milestones and divestiture of the commercial business.

Based on achievement relative to individual performance objectives, an individual performance multiplier would be applied to the result based on company performance, as follows:

Individual Performance Multiplier
	Q1 & Q2 - 2010	Q3 - 2010	Q4 - 2010
Kenneth L. Fish	0% - 100%	0% - 120%(1)	0% - 100%
Wayne M. Bolio	0% - 100%	0% - 100%	0% - 100%
William B. McMahon	0% - 100%	0% - 100%	0% - 130%(2)
Ryan A. Neal	0% - 100%	0% - 100%	0% - 150%(3)

(1)	Mr. Fish’s performance multiplier opportunity for the 2010 third quarter was greater than 100% based on a 20% upside on one specific individual performance metric regarding the Company’s cash position, which was achieved.
(2)	Mr. McMahon’s performance multiplier opportunity for the 2010 fourth quarter was greater than 100% based on a 30% upside on one specific individual performance metric regarding consumer business revenue, which was not achieved.
(3)	Mr. Neal’s performance multiplier opportunity for the 2010 fourth quarter was greater than 100% based on a 50% upside on one specific individual performance metric regarding retail business revenue and profitability, which was partially achieved.

Holdback Provision A “holdback” provision for executive officers requires that 20% of each quarterly incentive earned be withheld, with payment made after our annual audited financial statements are completed. To the extent that audit or other adjustments made to the annual financial statements would, if known at the time, have resulted in a recalculated bonus less than the amount originally calculated, the executive officer may be paid some of this 20% withheld to the extent that the difference between the original bonus amount and the recalculated amount is less than the remaining 20% holdback.

2010 Short-Term Incentive Payments In 2010 our NEOs earned quarterly incentives based on achievement of company and individual performance metrics as follows:

	Company Performance Goals Achievement
Company Performance Criteria	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating income (loss)	0%	n/a	n/a	67%
EBITDA	n/a	0%	32%	n/a
Inventory	0%	0%	150%	150%
Accounts receivable	63%	31%	150%	150%

	Individual Performance Goals Achievement
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Kenneth L. Fish	70%	85%	120%	100%
Wayne M. Bolio	35%	40%	50%	75%
William B. McMahon	50%	75%	60%	70%
Ryan A. Neal	50%	100%	85%	90%

	Quarterly Incentive Amounts Earned
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Kenneth L. Fish	$2,494	$1,490	$53,350	$55,144	$112,478
Wayne M. Bolio	595	334	10,601	19,724	31,254
William B. McMahon	1,817	1,341	27,219	39,388	69,765
Ryan A. Neal	1,636	1,610	34,705	45,578	83,529

Equity Compensation

Long-term incentives are intended to focus executive behavior on making decisions that meaningfully contribute to our long-term success as reflected in our stock price. Under the 2005 Long-Term Incentive Plan (the Plan), the Committee may grant equity awards (stock options, stock appreciation rights, restricted stock, performance units or stock units) to executive officers and other employees. Stock options are priced at fair market value as defined by the Plan. In granting these awards, the Committee may establish conditions or restrictions it deems appropriate.

Our executive officers generally are provided an equity grant upon commencement of their employment. The Committee reviews the equity position of executive officers on a periodic basis. Additionally, an executive officer’s overall equity position is reviewed at the time of promotion and an additional grant may be considered.

In March 2010 Compensia conducted a benchmark equity compensation analysis to assist the Committee in determining equity grants. The analysis indicated that target total direct compensation (includes base salary, short-term incentives and equity award grants) of our executive officers was below our peer group average. Based on this information, our Chief Executive Officer, in consultation with the Committee, determined that a modest equity grant was warranted. A mix of stock option and performance share unit awards were granted which, in general, resulted in target total direct compensation (includes base salary, short term incentives and equity grants) below, but closer to, our peer group’s 50th percentile.

Equity awards granted to our NEOs in 2010 were as follows:

	Options(1)		Performance Share Units(2)
Kenneth L. Fish	21,000		40,000
Wayne M. Bolio	9,250		16,500
William B. McMahon	56,000	(3)	40,000
Ryan A. Neal	9,250		16,500

(1)	“At the money” stock options vest one-third annually over three years.
(2)	Performance share units are subject to both time-based vesting (one-third annually over three years) and achievement of a stock price target of two times the grant date price. If, over the three-year period, the stock price does not close at or above two times the grant date price of $2.99 per share over any 20 of 30 consecutive days, the entire award is forfeited.
(3)	Mr. McMahon’s option awards included 35,000 promotion-related stock options. Mr. McMahon was promoted to Senior Vice President, Consumer Business in November 2009, but his promotion equity grant was deferred until March 2010.

Early 2011 Compensation Decisions

The Committee met in early 2011 to review and establish compensation levels for 2011 under our short-term incentive program. The Committee approved short-term incentive plan performance criteria and potential achievement ranges for the first quarter of 2011, recommended by our Chief Executive Officer, as follows:

Company Performance Criteria:

	Company Performance Criteria Weighting
	Operating Income	Inventory	Accounts Receivable
First Quarter 2011	80%	10%	10%

Achievement Ranges (Thresholds, Targets and Maximums):

First Quarter 2011	Potential Achievement Ranges
	Operating Income	Inventory	Accounts Receivable
Threshold	10%	100%	10%
Target	100%	100%	100%
Maximum	150%	100%	150%

Perquisites and Other Benefits

Our executive officers are eligible to participate in our medical, dental, vision, flexible spending, life, disability, and 401(k) programs on substantially the same terms as eligible non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. No perquisites are provided to our executive officers.

Post-Employment Obligations

We believe that modest post-employment benefits are an important factor in maintaining the stability of our executive management team, especially at a time when there is uncertainty about market conditions for our products and the economy in general. A post-employment agreement with Mr. McMahon, his first such agreement with Nautilus, was completed on March 30, 2011. In addition to Mr. McMahon, Nautilus has separate severance arrangements with Messrs. Bolio, Fish and Neal under their respective employment agreement or employment offer. These documents outline the terms and conditions of the post employment benefits. The agreements provide that Nautilus will pay severance of six months of the employee’s base salary in the event of an involuntary termination of employment for reasons other than cause. In general, the definition of “cause” includes: indictment or conviction of the employee for a crime that, in the Company’s judgment, makes the employee unfit or unable to perform his or her duties, or adversely affects the Company’s reputation; employee dishonesty related to his or her employment; violation of key company policies; insubordination; serious conflicts of interest or self-dealing; intentional or grossly negligent conduct by the employee that is significantly injurious to the Company; certain serious performance failures by the employee; and, death or disability of the employee.

Severance payments are made in accordance with our normal payroll cycle over the severance period. The agreements for Messrs. Bolio, Fish and McMahon also provide for continuation, during the severance period, of health benefits under COBRA for the employee and covered dependents, at active employee premium rates. Refer to the table entitled Other Potential Post-Employment Payments and related notes, elsewhere herein, for information regarding severance and post-employment benefits that may be payable to our NEOs upon their termination.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the amount we can deduct for compensation paid to our Chief Executive Officer and three other most highly-compensated executive officers (excluding the Chief Financial Officer) in any year. The limit on deductibility does not apply to performance-based compensation meeting certain requirements.

Our general philosophy is to structure executive compensation to maximize deductibility under Section 162(m). In 2010, 100% of our executive compensation was tax deductible. Base salary is not performance-based under Section 162(m), and our short-term incentive awards do not meet the performance-based compensation requirements of Section 162(m) because these awards are not granted under a stockholder-approved plan. However, we were able to deduct all of this compensation because no executive officer’s compensation exceeded the $1 million limit. Should an executive officer’s compensation approach $1 million in the future, the Committee will consider deductibility of compensation under Section 162(m) as one (but not the sole) factor in setting executive compensation.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by, awarded to or paid to our NEOs in the years ended December 31, 2010, 2009 and 2008.

	Year	Salary	Bonus(4)	Stock Awards(5)	Option Awards(5)	All Other Compensation	Total
Edward J. Bramson(1)	2010	$—	$—	$—	$—	$—	$—
Chairman and Chief Executive Officer	2009	—	—	—	—	—	—
	2008	—	—	—	—	—	—

Kenneth L. Fish	2010	245,000	112,478	92,800	43,892	—	494,170
Chief Financial Officer	2009	254,423	207,518	—	—	3,282	465,223
	2008	221,769	8,966	—	132,482	8,362	371,579

Wayne M. Bolio	2010	233,688	31,254	38,280	19,333	—	322,555
Senior Vice President, Law and General Counsel	2009	242,676	70,888	—	—	2,994	316,558
	2008	233,688	29,651	—	67,010	8,050	338,399

William B. McMahon(2)	2010	250,000	69,765	92,800	117,046	—	529,611
Senior Vice President, Consumer Business	2009	179,038	94,862	—	—	1,552	275,452
	2008	130,538	9,577	—	13,030	—	153,145

Ryan A. Neal(3)	2010	225,000	83,529	38,280	19,333	—	366,142
Vice President, General Manager Retail	2009	147,115	192,900	—	5,929	—	345,944

(1)	Mr. Bramson became our Chief Executive Officer on March 26, 2008 and has elected not to take any compensation directly from Nautilus.
(2)	Mr. McMahon was appointed to Senior Vice President, Consumer Business in November 2009. Previously, he was Vice President and General Manager of our direct business.
(3)	Mr. Neal was hired by Nautilus as Vice President, General Manager Retail on May 4, 2009.
(4)	Bonuses in 2010 consist of amounts earned under our short-term incentive program.
(5)	The amounts reported in these columns reflect the aggregate grant date fair value of the stock option and performance share unit awards granted under our 2005 Long-Term Incentive Plan or preceding plans. The amount is determined in accordance with Accounting Standards Codification (“ASC”) Topic 718. The actual amount of compensation realized, if any, by our NEOs may differ from the amounts presented in the table. For further information regarding our stock-based compensation, see notes to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding non-equity incentive plan awards to our NEOs during 2010.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
	Threshold(2)	Target(3)	Maximum(4)
Edward J. Bramson	$—	$—	$—
Kenneth L. Fish	6,935	245,000	387,289
Wayne M. Bolio	4,561	116,844	175,266
William B. McMahon	4,077	250,000	405,288
Ryan A. Neal	3,669	225,000	382,933

(1)	Amounts reflect potential payments to the NEOs under our short-term incentive program. Participation in the program is limited to those executives who are employed by the Company at the time the incentive payments are made. For further information regarding our short-term incentive program, see “Short-Term Incentive Program for Executives Other Than the Chief Executive Officer,” located elsewhere in this Compensation Discussion and Analysis.
(2)	The amounts in this column represent the potential award for each NEO under our short-term incentive program at the threshold level. The minimum payout is calculated assuming company performance at the minimum target level and individual employee performance at the lowest possible target level.
(3)	The amounts in this column represent the potential award for each NEO under our short-term incentive program at the target level. The target payout is calculated assuming company performance at the 100% level and the employee obtaining the highest possible payout for individual contribution.
(4)	The amounts in this column represent the potential award for each NEO under our short-term incentive program at the maximum level. The maximum payout is calculated assuming company performance at the 150% level and the employee obtaining the highest payout for individual contribution.

The following table sets forth certain information regarding stock option grants and performance share unit grants awarded to our NEOs during 2010.

	Stock Option Awards				Performance Share Unit Awards
	Grant Date(1)	Number of Shares(2)	Exercise Price Per Share(3)	Grant Date Fair Value(4)	Grant Date(1)	Number of Shares(5)	Grant Price Per Share(3)	Grant Date Fair Value(4)
Edward J. Bramson	—	—	$—	$—	—	—	$—	$—
Kenneth L. Fish	04/02/10	21,000	2.99	43,892	04/02/10	40,000	2.99	92,800
Wayne M. Bolio	04/02/10	9,250	2.99	19,333	04/02/10	16,500	2.99	38,280
William B. McMahon	04/02/10	56,000	2.99	117,046	04/02/10	40,000	2.99	92,800
Ryan A. Neal	04/02/10	9,250	2.99	19,333	04/02/10	16,500	2.99	38,280

(1)	Stock option and performance share unit awards generally are effective on the date of approval. For further information regarding equity compensation awarded to our executive officers, see “Equity Compensation,” located elsewhere in this Compensation Discussion and Analysis.
(2)	Number of options to purchase shares awarded to NEOs in 2010 under our 2005 Long-Term Incentive Plan. This award vests on the third anniversary of the grant date.
(3)	The stock option exercise price or performance share unit grant price was determined based on the NYSE closing price of Nautilus common stock on the last business day preceding the date of grant.
(4)	Reflects the aggregate grant date fair value of the applicable stock option or performance share unit grant, calculated in accordance with ASC Topic 718.
(5)	Number of performance unit shares awarded to NEOs in 2010 under our 2005 Long-Term Incentive Plan. This award is subject to both time-based vesting (one-third annually over three years) and achievement of a stock price target of two times the grant date price. If, over the three-year period, our stock price does not close at or above two times the grant date price of $2.99 per share over any 20 of 30 consecutive days, the entire award is forfeited.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables set forth certain information regarding outstanding stock option and performance share unit awards held by our NEOs at December 31, 2010.

	Option Awards
	Grant Date		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Exercise Price	Expiration Date(1)
			Exercisable	Unexercisable
Edward J. Bramson	—		—	—	$—	—

Kenneth L. Fish	06/20/05	(2)	10,000	—	27.72	06/20/12
	01/29/06	(2)	6,500	—	15.15	01/29/13
	01/28/07	(2)	4,875	1,625	16.10	01/28/14
	12/03/07	(2)	7,500	2,500	5.75	12/03/14
	02/25/08	(4)	18,000	—	4.15	02/25/15
	11/24/08	(5)	18,750	56,250	2.37	11/24/15
	04/02/10	(6)	—	21,000	2.99	04/02/17

Wayne M. Bolio	07/15/03	(2)	1,500	—	10.39	07/15/13
	02/04/04	(3)	28,000	—	14.25	02/04/14
	06/07/04	(3)	25,000	—	15.66	06/07/14
	01/29/06	(2)	10,500	—	15.15	01/29/13
	01/28/07	(2)	9,000	3,000	16.10	01/28/14
	02/25/08	(2)	9,000	9,000	4.15	02/25/15
	02/25/08	(4)	18,000	—	4.15	02/25/15
	04/02/10	(6)	—	9,250	2.99	04/02/17

William B. McMahon	01/28/07	(2)	563	187	16.10	01/28/14
	02/25/08	(2)	1,750	1,750	4.15	02/25/15
	02/25/08	(4)	3,500	—	4.15	02/25/15
	04/02/10	(6)	—	56,000	2.99	04/02/17

Ryan A. Neal	05/04/09	(2)	2,500	7,500	0.95	05/04/16
	04/02/10	(6)	—	9,250	2.99	04/02/17

(1)	Options granted under our 2005 Long-Term Incentive Plan generally expire seven years from the date of grant. Outstanding options granted to our NEOs under previous plans (granted prior to June 6, 2005) generally expire ten years from the date of grant.
(2)	Option awards vest in four equal annual installments, beginning the first anniversary of the grant date.
(3)	Option awards vest in five equal annual installments, beginning the first anniversary of the grant date.
(4)	Option awards vest in two equal annual installments, beginning the first anniversary of the grant date.
(5)	Option award vests as to 25% of the total shares on each of the second and third anniversaries of the date of grant, and as to the remaining 50% of the total shares on the fourth anniversary of the date of grant.
(6)	Option awards vest on the third anniversary of the grant date.

	Performance Share Unit Awards(1)
	Grant Date	Vested	Unvested	Grant Price
Edward J. Bramson	—	—	—	$—
Kenneth L. Fish	04/02/10	—	40,000	2.99
Wayne M. Bolio	04/02/10	—	16,500	2.99
William B. McMahon	04/02/10	—	40,000	2.99
Ryan A. Neal	04/02/10	—	16,500	2.99

(1)	Performance share units are subject to both time-based vesting (one-third annually over three years) and achievement of a stock price target of two times the grant date price of $2.99. If, over the three-year period, our stock price does not close at or above two times the grant date price over any 20 of 30 consecutive days, the entire award is forfeited.

OPTION EXERCISES AND STOCK VESTED

No stock options were exercised and no stock was vested by our NEOs in 2010.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The following table sets forth certain information regarding amounts potentially payable to our NEOs:

	Salary Continuation or Severance		Benefits or Perquisites(3)
Edward J. Bramson	$—		$—
Kenneth L. Fish	122,500	(1)	5,905
Wayne M. Bolio	116,844	(1)	—
William B. McMahon	125,000	(2)	2,293
Ryan A. Neal	112,500	(1)	—

Each of our NEOs is employed “at-will,” meaning employment may be terminated by either party with or without cause. Except for Mr. Bramson (who is not a party to an employment agreement with the Company), upon termination of employment by the Company without “cause” or, in the case of Mssrs. Bolio, Fish and McMahon, if the NEO leaves for “good reason,” (in each instance, as such terms are defined in the NEO’s employment agreement), the Company may be obligated to pay separation benefits to the NEOs as indicated above. Separation benefits for the NEOs include continued payments of the individual’s base salary, paid biweekly according to the Company’s normal payroll schedule, for six months. For Messrs. Bolio, Fish and McMahon, severance payments may cease or be reduced in the event the executive obtains subsequent employment, within the salary continuation period, at a salary equal to or greater than their initial salaries with the Company. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A.

(1)	Amounts which may be paid under the applicable employment agreement, assuming termination occurred on December 31, 2010.
(2)	Amounts which may be paid under the post-employment agreement with Mr. McMahon completed on March 30, 2011, assuming termination occurred on that date.
(3)	Messrs. Bolio, Fish and McMahon are entitled to continued health benefits for themselves and their covered dependents, at active-employee premium rates, during the period in which they are entitled to severance payments. Currently, Mr. Bolio is not a participant in the Company’s health benefit program and, therefore, would not receive continued health benefits.

DIRECTOR COMPENSATION

Nautilus has established a Director Compensation Program which provides for the payment of annual retainers and meeting fees, and the award of initial and annual equity grants, to non-employee members of our Board.

Annual Retainer Under the Director Compensation Program, as approved by our Board on June 3, 2008, each non-employee director receives an annual retainer of $35,000 and a fee of $1,500 for attendance at each Board meeting. Each director serving on a committee of our Board receives an additional meeting fee of $1,500. The Chair of the Audit Committee and the Lead Independent Director each receive an additional annual retainer of $10,000, while the Chairs of the Compensation Committee and the Nominating & Corporate Governance Committee each receive an additional annual retainer of $5,000.

Initial Equity Grant The Director Compensation Program provides that, upon initial election to our Board, each non-employee director will be granted an option to purchase 10,000 shares of Nautilus common stock.

Annual Equity Grant The Director Compensation Program also provides that, upon reelection to our Board, each non-employee director receives a stock option to purchase an additional 10,000 shares of Nautilus common stock.

Stock options granted under the Director Compensation Program have an exercise price equal to the NYSE market closing price of Nautilus common stock on the last business day preceding the date of the award. Such stock options vest ratably over four years.

On June 9, 2010, our Board granted to each non-employee director a stock option representing the right to purchase 10,000 shares of Nautilus common stock at an exercise price of $1.94 per share. Messrs. Bramson and McKibben declined to participate in the award as they have elected to forego director compensation. Upon his election to our Board on July 1, 2010, Mr. Johnson was granted a stock option representing the right to purchase 10,000 shares of Nautilus common stock at an exercise price of $1.52 per share. Directors who are Company employees, if any, receive no additional or special remuneration for serving as directors.

2010 Directors Compensation Table

	Fees Earned or Paid in Cash	Option Awards(1)	Total
Edward J. Bramson	**	**	**
Craig L. McKibben	**	**	**
Ronald P. Badie(2)	$70,500	$13,561	$84,061
Richard A. Horn(3)	74,500	13,561	88,061
M. Carl Johnson, III(4)	25,000	7,037	32,037
Marvin G. Siegert(2)	66,000	13,561	79,561
Michael A. Stein(3)(5)	74,500	13,561	88,061

**	Messrs. Bramson and McKibben have declined to receive director compensation from Nautilus.
(1)	Option award amounts reflect the aggregate grant date fair value of stock options granted during 2010, as calculated in accordance with ASC Topic 718.
(2)	As of December 31, 2010, Messrs. Badie and Siegert each held outstanding stock option awards representing the right to purchase 55,000 shares of Nautilus common stock.
(3)	As of December 31, 2010, Messrs. Horn and Stein each held outstanding stock option awards representing the right to purchase 40,000 shares of Nautilus common stock.
(4)	Mr. Johnson was appointed to our Board on July 1, 2010. As of December 31, 2010, Mr. Johnson held an outstanding stock option award representing the right to purchase 10,000 shares of Nautilus common stock.
(5)	Mr. Stein has elected to retire from our Board effective upon the convening of our 2011 annual meeting and will not stand for re-election.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return of our common stock with the cumulative total return of the NYSE Composite Index, the S&P SmallCap 600 Index, and the NASDAQ, for the period commencing December 31, 2005 and ending on December 31, 2010. The S&P SmallCap 600 Index was chosen because we do not believe we can reasonably identify an industry index or specific peer issuer that would offer a meaningful comparison. The S&P SmallCap 600 Index represents a broad-based index of companies with similar market capitalization. Our common stock was added to the S&P SmallCap 600 Index on March 19, 2003 and removed from the index on November 22, 2010.

The graph assumes $100 was invested, on December 31, 2005, in our common stock and each index presented. The comparisons in the table below are not intended to forecast or be indicative of future performance of our common stock.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS *

Each current member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the New York Stock Exchange (NYSE) relating to audit committees. The Board of Directors has determined that all Audit Committee members qualify as “audit committee financial experts” under the regulations of the SEC. Although all members of our Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and the Board of Directors has determined that each of them qualifies as an “audit committee financial expert,” members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

The Audit Committee oversees Nautilus, Inc.’s financial reporting process on behalf of the Board and operates under a written charter, approved by the Audit Committee and ratified by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. Management is responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Nautilus, Inc.’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees. The audit committee has received the written disclosures and the letter from the independent accountant required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. In addition, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting for the year ended December 31, 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee has determined that provision by Deloitte & Touche LLP of other non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Respectfully Submitted,

Marvin G. Siegert, Chairman

Richard A. Horn

Michael A. Stein

* The information contained in the Report of the Audit Committee shall not be deemed “soliciting material” or be incorporated by reference by any general statement incorporating this proxy statement into any filings under either the Securities Act of 1933, as amended, or the Exchange Act (together the “Acts”), except to the extent Nautilus specifically incorporates such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF REGISTERED INDEPENDENT PUBLIC

ACCOUNTING FIRM FOR 2011

The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affiliates (collectively, “Deloitte & Touche”) as our registered independent public accounting firm to audit our consolidated financial statements for the year ended December 31, 2011. Although we are not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance to do so. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

We employed Deloitte & Touche as our registered independent public accounting firm during 2010. There have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the matter in their report. A representative of Deloitte & Touche is expected to be present at the annual meeting. The representative will be given the opportunity to make a statement on behalf of Deloitte & Touche if the representative so desires, and the representative will be available to respond to appropriate stockholder questions.

We understand the need for Deloitte & Touche to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Deloitte & Touche, our Audit Committee has restricted the non-audit services that Deloitte & Touche may provide. These determinations are among the key practices adopted by the Audit Committee in its “Policies and Procedures for the Approval of Audit and Non-audit Services Provided by the Independent Auditor,” effective April 2003.

Under these policies, with Audit Committee pre-approval, we may use Deloitte & Touche for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that we engage Deloitte & Touche to undertake to provide assurances on matters not required by laws or regulations.

The aggregate fees and expenses billed for professional services rendered by Deloitte & Touche for the years ended December 31, 2010 and 2009 were as follows:

Type of Fees	2010	2009
Audit Fees	$541,000	$1,170,000
Tax Fees	169,000	233,000
All Other Fees	32,000	35,000

Total	$742,000	$1,438,000

“Audit fees” are fees for the audit of our consolidated financial statements included in Form 10-K, review of our condensed consolidated financial statements included in Form 10-Q and services that are normally provided by the accountant in connection with our statutory and regulatory filings or engagements, including the audit required by Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 audit requirements did not apply for the years ended December 31, 2010 and 2009 due to our status as a non-accelerated filer.

“Tax fees” are fees for tax compliance, tax advice and tax planning, billed during the years ended December 31, 2010 and 2009.

“All other fees” are fees for any services not included in the first two categories, including the audit of our 401(k) employee benefit plan, billed during the years ended December 31, 2010 and 2009.

All of the services performed by Deloitte & Touche LLP in 2010 and 2009 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform. Generally, pre-approval is provided at regularly scheduled committee meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, subject to formal approval by the committee at the next regularly scheduled meeting.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of our registered independent public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not aware of any other matters that may come before the annual meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the annual meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting of Stockholders, a copy of our Annual Report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2010. Written requests should be mailed to the Company Secretary, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Please return the enclosed proxy card as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors

Wayne M. Bolio

Senior Vice President Law, General Counsel and Secretary

Vancouver, Washington

April 11, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors unanimously recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Edward J. Bramson	☐	☐	02 - Ronald P. Badie			☐	☐	03 - Richard A. Horn	☐	☐

	04 - M. Carl Johnson, III	☐	☐	05 - Craig L. McKibben			☐	☐	06 - Marvin G. Siegert	☐	☐

				For	Against	Abstain
2.	Ratification of selection of Deloitte & Touche LLP as Registered Independent Public Accounting Firm.			☐	☐	☐

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting and proxy statement are available at http://nautilus.com/proxy.

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — Nautilus, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 19, 2011

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 8, 2011 and names, constitutes and appoints Edward J. Bramson and Wayne M. Bolio, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Nautilus, Inc., to be held at 11:00 a.m. PDT on May 19, 2011, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 24, 2011, with all the powers that the undersigned would possess if personally present.

Our Board of Directors is soliciting this proxy. If no specific direction is given as to the items stated on the reverse side, this proxy will be voted FOR the nominees named in Proposal 1 and FOR Proposal 2.

The shareholder signed on the reverse side reserves the right to revoke this proxy at any time prior to its exercise by written notice delivered to our Secretary at our corporate offices at 16400 SE Nautilus Drive, Vancouver, Washington 98683, prior to the annual meeting. The power of the proxy holders shall also be suspended if the shareholder signed above appears at the annual meeting and elects in writing to vote in person.

(Items to be voted appear on reverse side.)